                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                  ___________

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                             (Amendment No. 2)/1/

                                  USEC, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   90333E108
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [_] Rule 13d-1(d)

________________________

     /1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 ---------------------                                      -------------------
  CUSIP No. 90333E108                     13G                Page 2 of 7 Pages
 ---------------------                                      -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      President and Fellows of Harvard College
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             ----
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          ----
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      EP
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 ---------------------                                      -------------------
  CUSIP No. 90333E108                 13G                    Page 3 of 7 Pages
 ---------------------                                      -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Harvard Master Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             ----
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          ----
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      EP
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
                                 ------------


Item 1(a)   Name of Issuer:
               USEC, Inc.


     1(b)   Address of Issuer's Principal Executive Offices:
               2 Democracy Center
               6903 Rockledge Drive
               Bethesda, MD  20817

Item 2(a)   Name of Person Filing:
            (i)  President and Fellows of Harvard College ("P&F")
            (ii) Harvard Master Trust ("HMT")

     2(b)   Address of Principal Business Office or, if none, Residence:
            (i)  P&F:         c/o Harvard Management Company, Inc.
                              600 Atlantic Avenue
                              Boston, MA 02210

            (ii) HMT:         1350 Massachusetts Avenue
                              Holyoke Center, Room 340
                              Cambridge, MA 02138

     2(c)   Citizenship:

            (i)  P&F:         Massachusetts
            (ii) HMT:         Massachusetts

     2(d)   Title of Class of Securities:
            Common Stock

     2(e)   CUSIP Number:
            90333E108

Item 3 The entities filing are a Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4      Ownership:

     4(a)   Amount beneficially owned:
            (i)  P&F: 0 shares
            (ii) HMT: 0 shares

     4(b)   Percent of Class:
            (i)  P&F: 0.0%

                               Page 4 of 7 Pages

            (ii)  HMT: 0.0%

      4(c)  Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:
                  (i)  P&F: 0 shares
                  (ii) HMT: 0 shares

            (ii)  shared power to vote or to direct the vote:

                         ________

            (iii) sole power to dispose or to direct the disposition of:
                  (i)  P&F: 0 shares
                  (ii) HMT: 0 shares

            (iv)  shared power to dispose or to direct the disposition of:

                         ________


Item 5  Ownership of Five Percent or Less of a Class:

          This statement is filed to report the fact that as of date hereof P&F and HMT have ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6  Ownership of More than Five Percent on Behalf of Another Person:

          Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

          Not Applicable.

Item 8  Identification and Classification of Members of the Group:

          See Exhibit A.

Item 9  Notice of Dissolution of Group:

          Not Applicable.

Item 10 Certification:

          By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 5 of 7 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                        PRESIDENT AND FELLOWS OF
                                        HARVARD COLLEGE


                                        By: /s/ Michael S. Pradko
                                            ---------------------
                                            Name: Michael S. Pradko
                                            Title: Authorized Signatory


                                        HARVARD MASTER TRUST


                                        By: /s/ Michael S. Pradko
                                            ---------------------
                                            Name: Michael S. Pradko
                                            Title: Authorized Signatory


          February 9, 2001

                               Page 6 of 7 Pages

                                   Exhibit A
                                   ---------


               Members of Group                   Item 3 Classification
               ----------------                   ---------------------

  (1) President and Fellows of Harvard College               EP

  (2) Harvard Master Trust                                   EP

                               Page 7 of 7 Pages